UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934




      Date of Report (Date of earliest event reported): September 11, 2001
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                        Convergence Communications, Inc.
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             (Exact name of registrant as specified in its charter)



Nevada                                00-21143               87-0545056
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(State or other jurisdiction of       (Commission File       (IRS Employer
incorporation)                        Number)                Identification No.)

            102 West 500 South, Suite 320, Salt Lake City, Utah 84101
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               (Address of principal executive offices) (Zip Code)




        Registrant's telephone number, including area code (801) 328-5618
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Item 5:  Other Events

         (a) Private Placement. On September 11, 2001, we closed a $20 million private placement with two accredited investors. At the closing, we issued those investors 23,529,410 shares of our common stock for $18.15 million in cash and the conversion of approximately $1.85 million due under the promissory note we issued one of the investors in July 2001. See our report on Form 8-K dated July 30, 2001 for more information regarding that loan. We intend to use the proceeds from the private placement for working capital purposes.

         In connection with the private placement, we issued one year options to a group of six accredited investors who purchased securities from us in February 2001. The options give those persons the right to acquire up to 4 million shares of our common stock at a per share purchase price equal to 147% of the private placement purchase price. If the options are exercised in full, we will receive $5.0 million from their exercise.

         We also issued 60-day options to two other accredited investors to acquire up to 5,095,658 shares of our common stock. Under the first of these 60-day options, the optionee has the right to purchase up to 900,000 shares of our common stock at the same price as the private placement purchase price. Under the second of the 60-day options, the optionee has the right to purchase up to 4,195,658 shares of our common stock, but at a purchase price that increases by 2.5% per month over the private placement purchase price. If either 60-day optionee exercises its option, we have the right to acquire an equal number of shares from the private placement investors at a purchase price equal to the per share purchase price under the 60-day options. As a result, the exercise of the 60-day options will not result in any further dilution for our current shareholders, but we will also not receive any net proceeds from their exercise.

         In connection with the closing of the private placement we entered into a series of transactions that were intended to simplify our capital structure. Under these ancillary agreements, (i) the holders of our 16,264,108 shares of outstanding Series C Convertible Preferred Stock and Series D Convertible Preferred Stock (collectively, the "Preferred Stock") converted their Preferred Stock into an equal number of shares of our common stock (the "Conversion"),
(ii) the holders of warrants we issued in connection with certain of our prior financings exercised those warrants and acquired 7,169,931 shares of our common stock ("Warrant Exercise"), and (iii) the parties to the October 18, 1999 CCI Shareholders Agreement, as amended, and the February 7, 2001 Shareholder Joinder Agreement (collectively, the "Prior Shareholders Agreements") entered into an amended shareholders agreement (the "Amended Shareholders Agreement"). For more information regarding our Preferred Stock, the warrants that were exercised in the Warrant Exercise and the Prior Shareholders Agreements, see our reports on Form 8-K filed December 8, 1999 and March 8, 2001.

         The holders of the Preferred Stock had a preemptive right to join in certain issuances of our stock, including the private placement. In connection with the closing of the private placement, they waived that preemptive right. The holders of the Series D Convertible Preferred Stock also waived, as part of the private placement, any right to require us to adjust the purchase terms under which they acquired their Series D Convertible Stock in February 2001 to match the economic terms of the private placement.

         In connection with the Warrant Exercise, the parties to the exercise agreed to amend the terms of any warrants that were not immediately exercisable to provide for their immediate exercise, and then immediately exercised the warrants at an exercise price of $.01 per share. We received approximately $71,700 in proceeds from the exercise of the warrants under the Warrant Exercise.

         Under the Prior Shareholders Agreements, the shareholder parties to those agreements agreed to significant restrictions on the transfer of their shares, including a general prohibition on any transfer (other than to related parties) until we effected a public offering of our securities that met certain conditions or until the shareholder parties or we engaged in certain fundamental corporate transactions. See our reports on Form 8-k filed December 8, 1999 and March 8, 2001 for more information regarding the Prior Shareholders Agreements. Under the terms of the Amended Shareholders Agreement, the shareholder parties to it are free to transfer their shares of our stock if, before making any such transfer (other than to specified related parties), the transferring shareholder party first offers its shares to the other shareholder parties and, thereafter, the other shareholder parties have a right to join in the transfer under a right of co-sale.

         The Amended Shareholders Agreement also requires the shareholder parties (in their capacity as shareholders) to vote for certain amendments to our Articles of Incorporation, including an amendment that will increase the maximum number of members of our board of directors from ten members to twelve members, and an amendment that will require the approval of at least 75% of our board of certain types of equity offerings through December 31, 2007. The Amended Shareholders Agreement permits each of five groups of shareholder parties to designate nominees for one or more director positions, with all of the shareholder parties agreeing to vote for those nominees.

         Under the terms of the Amended Shareholders Agreement, our board will make all decisions with respect to our business and operations by simple majority vote of the directors present at a meeting where a quorum of directors is present. Actions relating to the approval of transactions involving interested parties will, however, require the approval of a majority of the disinterested directors and, as noted above, upon the amendment of our Articles of Incorporation, certain equity financings will require the approval of 75% of our board of directors.

         (b) Operations Update. In our prior filings, we reported that we will focus our ongoing business efforts in our Mexican markets and dispose of selected assets in our Venezuelan and Central American markets prior to the end of 2001. See our report on Form 8-k filed March 8, 2001. In June 2001, we completed the first of these asset sales when we sold a portion of our El Salvadoran operations. See our report on Form 8-k filed July 3, 2001. We have expanded the scope of our market refocus and have decided to dispose of all of our Venezuelan and Central American operations. We anticipate that we will complete those dispositions before the end of 2002.

         We recently entered into an agreement for the sale of another portion of our non-Mexican operations. On September 14, 2001, we entered into an agreement for the sale of our dial-up operations in Venezuela. The consummation of the transaction is subject to, among other things, appropriate regulatory approval. Under the agreement, the purchaser will acquire all of our dial-up operation subscribers in Venezuela, along with certain operational assets that we use to service those subscribers. The purchase price for those assets will be paid in cash and through the delivery of a promissory note requiring payments through the tenth month following the closing. In connection with the closing of the agreement, we will maintain our network operating center for use by the buyer during a 30-day transition period and enter into an 18-month covenant not to compete agreement.

Item 7.  Financial Statements and Exhibits.

     (a)  Financial Statements of Businesses Acquired. Not applicable.
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     (b)  Pro Forma Financial Information. Not applicable.
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     (c)  Exhibits. Not applicable.
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                                    CONVERGENCE COMMUNICATIONS, INC.


                                             /s/ Gary Barlow
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                                    By:  Gary Barlow, Chief Accounting Officer
                                    Dated:  October 9, 2001